EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          FIBERNET TELECOM GROUP, INC.

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), FIBERNET TELECOM GROUP, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:

     First: The amendment effected hereby was duly authorized by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 222 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

     Second: Section (a) of Article IV of the Company's Certificate of Incorporation, as amended, is hereby amended by deleting such Section in its entirety and replacing it with the following:

     "(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,020,000,000 shares, of which 2,000,000,000 shares shall be designated common stock, $.001 par value per share ("Common Stock") and 20,000,000 shares shall be designated preferred stock, $.001 par value per share ("Preferred Stock")."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on this 25th day of October, 2002, and the signature of the undersigned shall constitute the affirmation and acknowledgement of the undersigned, under penalties of perjury, that this Certificate is the act and deed of the undersigned and that the facts stated in this Certificate are true.

                                        FIBERNET TELECOM GROUP, INC.

                                        By: /s/ Michael S. Liss
                                            ------------------------------
                                        Name:  Michael S. Liss
                                        Title: President